Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Michael Carlotti	Media Contact: Laura Olson-Reyes
Vice President of Investor Relations and Capital Markets	Director of Corporate Communications
(702) 584-7995	(702) 584-7742
MCarlotti@ballytech.com	LOlson-reyes@ballytech.com

BALLY TECHNOLOGIES, INC. PROVIDES BUSINESS UPDATE

LAS VEGAS, April 5, 2010 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, networked systems, and server-based solutions for the global gaming industry, is providing an update on its business.

The Company is hosting a conference call and webcast beginning at 5 p.m. EDT (2 p.m. PDT) today related to this announcement. The public is invited to both the call and webcast. The conference call dial-in numbers are 866-700-6293 or 617-213-8835 (International); passcode “Bally.” The webcast can be accessed by visiting BallyTech.com and selecting “Investor Relations.” Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation.

SALE OF THE RAINBOW CASINO

The Company has signed a definitive agreement for the sale of its Rainbow Casino in Vicksburg, Miss. to Isle of Capri Casinos, Inc. (NASDAQ: ISLE).  The sale price is expected to be approximately $80 million, and will allow the Company to concentrate on its core business.  Rainbow will be classified as an asset held for sale, and its results will be classified as discontinued operations in the Company’s March 31, 2010 financial statements.  The transaction is expected to close by approximately June 30, 2010.

EARNINGS GUIDANCE

The Company estimates the range of its EPS for the fiscal year ended June 30, 2010 (excluding the impact of the sale of Rainbow) will be $2.15 to $2.25 per fully diluted share, with the fourth quarter being stronger than the third quarter.  This compares to its previous guidance of $2.30 to $2.55 per fully diluted share.

The Company has provided this range of earnings guidance for fiscal 2010 to give investors general information on the overall direction of its business at this time. The guidance provided is subject to numerous uncertainties, including, among others, overall economic conditions, the market for gaming devices and systems, competitive product introductions, complex revenue-recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.  The Company assumes no responsibility to update this guidance as the year progresses.

The Company has revised guidance principally based on its expectations of the following: 1) slower than expected deployment of capital by customers thus far in calendar 2010; 2) the interruption of gaming in Alabama (discussed below); and 3) lower-than-anticipated win per unit in Gaming Operations in the third quarter. Despite lower revenues than previously anticipated, gross-margin percents are expected to be within the normal ranges. The Company now anticipates the range of systems revenues to be $217-$223 million for fiscal year 2010 versus the previous $220-$230 million.

“While we are disappointed with the pace of customer capital deployment so far in calendar year 2010, we remain confident in our longer-term prospects,” said Richard Haddrill, Chief Executive Officer of Bally Technologies. “We have just begun delivering our new wheel-based recurring revenue product including Cash Spin, which won “Best Slot Product” at last year’s Global Gaming Expo (G2E).  Pre-orders for Cash Spin have been the strongest of any product in the Company’s history.   And, this summer, we will be releasing our new ALPHA 2 platform and Pro Series™ Upright gaming cabinet, which have received very positive feedback.  As evidenced by the enterprise systems agreement with Isle of Capri, we are continuing to take market share in the very competitive systems business due to our state-of-the-art suite of systems and server-based products, including iVIEW Display Manager™ (DM), which is rapidly gaining interest in the industry.”

ENTERPRISE SYSTEMS AGREEMENT WITH ISLE OF CAPRI CASINOS

The Company also announced an enterprise-wide contract with Isle of Capri to replace a competitor’s system with a full suite of Bally systems and server-based gaming solutions in 10 of its properties.  Isle of Capri’s remaining properties already use Bally systems.  Isle of Capri is expected to roll out this technology over the next several years.

CREDIT AGREEMENT

The Company is currently working with its bank group to amend its existing credit agreement.  The amendment would, among other things, increase the Company’s allowable leverage ratio and remove the current limitations on restricted payments, including share repurchases, as long as the Company remains below certain leverage ratios.  At the Company’s current leverage ratio, there would be no restrictions under the proposed amendment.  The amendment is expected to be completed by mid-April.  Combined with approximately $80 million of cash on the Company’s balance sheet at March 31, 2010, net cash expected from the Rainbow sale, availability under the Company’s $75 million revolving credit facility, and the free cash flow generated from operations, the Company expects that this amendment will allow it to accelerate purchases under its current share repurchase program and have increased liquidity for other corporate purposes.

SHARE REPURCHASE PLAN

The Company’s Board of Directors has authorized a new $150 million share repurchase plan which replaced the previous plan.

ALABAMA GAMING MARKET

The Company continues to monitor the Alabama charitable bingo market closely.   In the coming weeks, gaming in the state may resume and, based on possible voter action in November, gaming in Alabama could be expanded or reduced at that time.  As of March 31, 2010, the Company had approximately $5 million in development financing advanced; 1,750 recurring-revenue games in four locations with a net book value of approximately $7 million; and $1 million in uncollected receivables.  Depending on the evolving circumstances in Alabama, all or a portion of these assets may be considered impaired possibly as early as the finalization of the Company’s March 31, 2010 financial statements.

SYSTEMS USER CONFERENCE

On March 24-25, the Company hosted its seventh annual Systems User Conference with a record number of attendees, plus 16 corporate interoperability partners.  The highlight of the conference was the high level of customer interest in Bally’s iVIEW Display Manager™ (DM) player interface on the game screen, which can work seamlessly on virtually any manufacturer’s machines across an entire casino floor.  The Company displayed exciting new content for iVIEW DM, including casino-wide Cash Spin and its powerful new bonusing server.

THIRD-QUARTER FISCAL 2010 RESULTS ANNOUNCEMENT

Bally will present its third quarter fiscal 2010 results after the market closes on Thursday, April 29 and will also host a conference call and webcast beginning at 4:30 p.m. EDT (1:30 p.m. PDT). The public is invited to both the call and webcast.

The conference-call dial-in numbers are 866-277-1182 or 617-597-5359 (International); passcode “Bally.” The webcast can be accessed by visiting BallyTech.com and selecting “Investor Relations.” Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation. For those who miss this event, an archived version will be available at BallyTech.com until May 31, 2010.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives, and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. For more information, please contact Laura Olson-Reyes, Director of Corporate Communications, at 702-584-7742, or visit http://www.ballytech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

— BALLY TECHNOLOGIES, INC. —